UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SUNCOKE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ADDITIONAL DEFINITIVE PROXY SOLICITING MATERIAL

This additional definitive proxy soliciting material is being filed to correct typographical errors contained in the Definitive Proxy Statement on Schedule 14A filed by SunCoke Energy, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 1, 2026 (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Stockholders to be held on May 14, 2026 at 8:00 a.m. Central Time (the “Annual Meeting”).

Corrections

The second table appearing on page 11 of the Proxy Statement under the heading “THE BOARD OF DIRECTORS AND ITS COMMITTEES” contained typographical errors. Specifically, Katherine T. Gates was incorrectly indicated as a member of the Compensation Committee and Arthur F. Anton was inadvertently omitted as a member of the Compensation Committee. The corrected table is set forth below and supersedes the corresponding table in the Proxy Statement in its entirety. The only changes from the table as it appeared in the Proxy Statement are the removal of the checkmark (✓) next to Katherine T. Gates’ name and the addition of the checkmark (✓) next to Arthur F. Anton’s name, in each case under the “Compensation” column.

The following table shows the proposed membership of our Committees following SunCoke Energy’s 2026 Annual Meeting:

Name	Audit	Compensation	Governance
Katherine T. Gates

Arthur F. Anton	✓	✓

Martha Z. Carnes	✓*		✓

Ralph M. Della Ratta, Jr.	✓	✓*

Susan R. Landahl		✓	✓*

Andrei A. Mikhalevsky		✓	✓

*	Denotes Committee Chair

Except for the corrections described above, no other changes have been made to the Proxy Statement. This additional definitive proxy soliciting material should be read in conjunction with the Proxy Statement, which is available free of charge on the SEC’s website at www.sec.gov and on the Company’s website at https://www.suncoke.com/en/investors/financial-reports/annual-reports-and-proxy. The Company urges stockholders to read the Proxy Statement, this additional definitive proxy soliciting material, and any other relevant documents filed with the SEC when they become available, as they contain important information.